Back to Form 8-K
Exhibit 99.1

CONTACTS:
Investor relations:	Media relations:
Gregg Haddad	Crystal Warwell Walker
813-206-3916	813-206-2697
gregg.haddad@wellcare.com	crystal.walker@wellcare.com

WELLCARE APPOINTS ROEL C. CAMPOS TO BOARD OF DIRECTORS

TAMPA, Fla. (Jan. 10, 2013) — WellCare Health Plans, Inc. (NYSE: WCG) announced today that Roel C. Campos, J.D., a partner in the law firm of Locke Lord LLP and former Commissioner of the Securities and Exchange Commission, has been appointed to the company’s board of directors.

“We are pleased to welcome Roel to our board,” said Charles G. Berg, WellCare’s chairman. “His long history of public service and his deep understanding of regulatory compliance and corporate governance will help guide WellCare to further enhance its relationships with federal and state governments to provide quality, cost-effective health care to its members.”

Berg noted that President Obama appointed Mr. Campos to the Presidential Intelligence Advisory Board. Mr. Campos is a founding member of the New America Alliance, an organization that promotes the economic advancement of the American Latino community. He also serves as a director of Regional Management Corp. and is on the advisory board for the Public Company Accounting Oversight Board.

“WellCare provides quality health care solutions to more than 2.6 million people across the country,” Campos said. “I am excited to accept a position on WellCare’s board and to join its mission to improve the health and well-being of the members it serves. I am especially proud of the company’s commitment to reaching underserved populations.”

Prior to joining Locke Lord in April 2011, Mr. Campos, 63, helped build the Washington, D.C., office of Silicon Valley law firm Cooley LLP. Prior to that, Mr. Campos served as a Commissioner of the Securities and Exchange Commission from 2002 to 2007. During his tenure there, he served as Vice Chairman of the Technical Committee of the International Organization of Securities Commissioners and Chairman of the Monitoring Group.

Earlier in his career, Mr. Campos served as a federal prosecutor in the U.S. Attorney’s Office in Los Angeles, Calif. Mr. Campos began his career as an officer in the U.S. Air Force before earning his Master’s of Business Administration at the University of California – Los Angeles, and a law degree from Harvard University.

About WellCare Health Plans, Inc.
WellCare Health Plans, Inc. provides managed care services targeted to government-sponsored health care programs, focusing on Medicaid and Medicare. Headquartered in Tampa, Fla., WellCare offers a variety of health plans for families, children, and the aged, blind and disabled, as well as prescription drug plans. The company serves approximately 2.6 million members nationwide as of Sept. 30, 2012. For more information about WellCare, please visit the company's website at www.wellcare.com.

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